Exhibit 99.2

SEQUENOM, INC.

NEW-HIRE EQUITY INCENTIVE PLAN

STOCK OPTION GRANT NOTICE

Sequenom, Inc. (the “Company”), pursuant to its New-Hire Equity Incentive Plan (the “Plan”), hereby grants to Optionholder a nonstatutory stock option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Stock Option Agreement.

Optionholder:

Grant Date:

Vesting Commencement Date:

Exercise Price:

Number of Option Shares:

Expiration Date:

Exercise Schedule:	Same as Vesting Schedule

Vesting Schedule:	1/4th of the shares vest one year after the Vesting Commencement Date.
1/48th of the shares vest monthly thereafter over the next three years.

Payment:	By one or a combination of the following methods of payment (described in the Stock Option Agreement):

☐ Cash or check
☐ Bank draft or money order payable to the Company
☐ Pursuant to a Regulation T program (cashless exercise) if the shares are publicly traded
☐ Delivery of already-owned shares if the shares are publicly traded
☐ Net exercise

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Stock Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the following agreements only, if any:

None:        ☐

OTHER AGREEMENTS:

Optionholder hereby further acknowledges receipt of a copy of the prospectus for the Plan in the form available at http://sdweb/depts/finance/index.html. A copy of the Plan is also available at http://sdweb/depts/finance/index.html.

DATED:

SEQUENOM, INC.	OPTIONHOLDER

By:
Title: